Exhibit 1.01

CONFLICT MINERALS REPORT OF LG DISPLAY CO., LTD.

FOR THE YEAR ENDED DECEMBER 31, 2017

This is the Conflict Minerals Report of LG Display Co., Ltd. for the year ended December 31, 2017 (this “Report”). In this Report, the terms “we,” “us” and “our” refer to LG Display Co., Ltd. and its consolidated subsidiaries. Capitalized terms in this Report that have not been expressly defined herein have the meanings assigned to them in Rule 13p-1 (“Rule 13p-1”) under the Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD.

A company is required to file Form SD with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 if it manufactures, or contracts to manufacture, products for which certain specified minerals are necessary to the functionality or production of the products. These minerals consist of columbite-tantalite (also referred to as “coltan”), cassiterite and wolframite (and their derivatives tantalum, tin, and tungsten), and gold and are referred to as “conflict minerals” (also referred to as “3TG minerals” in this Report) regardless of the geographic origin of the minerals and whether or not they fund armed conflict.

This Report is also publicly available on our website at: www.lgdisplay.com/eng/sustainability/safetyEnvironment/conflictMinerals/certification

This document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including (but not limited to) statements about expected future supplier diligence and engagement efforts, development of our systems supporting those efforts and participation in industry supply chain efforts. Many of the forward-looking statements contained in this document may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. These forward-looking statements are based on our expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These risks and uncertainties are difficult to predict accurately and may be beyond our control, and may include (but are not limited to) the following: regulatory changes and judicial developments relating to conflict minerals disclosure; changes in or developments related to our products or our supply chain; industry developments relating to supply chain diligence, disclosure and other practices; and cost considerations. Other risks and uncertainties relevant to our forward-looking statements are discussed in greater detail in our reports filed with the SEC. Forward-looking statements in this document speak only as of the date made, and we disclaim any obligation to update or revise these statements as a result of new developments or otherwise.

Company and Product Overview

We are a leading innovator of thin-film transistor liquid crystal display (“TFT-LCD”) technology and other display panel technologies, including organic light-emitting diode (“OLED”) technology. We manufacture and sell display panels in a broad range of sizes and specifications primarily to end-brand customers who incorporate our display panels as component parts in the manufacture and assembly of televisions, notebook computers, desktop monitors, tablet computers and mobile and other application products. We also manufacture and sell OLED light panels. 3TG minerals are commonly used in electronic products in general, and we have determined that they are necessary to the functionality of our display panels and light panels, which consist of thousands of component parts and raw materials, including circuit components such as chips, wires and electrodes that are coated using 3TG minerals, and transparent electrodes for which 3TG minerals are a key material.

For additional information about our business in general, please refer to our most recent annual report on Form 20-F for the year ended 2017 filed with the SEC on April 27, 2018.

Conflict Minerals Policy

As a responsible corporate citizen, we believe in ethical sourcing and have formulated and announced a conflict minerals policy (our “Policy”), which is to eliminate from our products the use of 3TG minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together, the “Covered Countries”). Our current Policy is publicly available on our website at www.lgdisplay.com/eng/sustainability/safetyEnvironment/conflictMinerals/policy and serves as a common reference point for all our suppliers and us internally.

Results of Reasonable Country of Origin Inquiry

As required under Rule 13p-1, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) with respect to 3TG minerals contained in our products manufactured in 2017. We believe our RCOI was reasonably designed to determine whether any 3TG minerals contained in our products originated in the Covered Countries or were from recycled or scrap sources.

Based on our RCOI, and as described further below, although we did not find any indication that the 3TG minerals necessary to the functionality of our products originated from a Covered Country, we concluded that we had insufficient information to determine that there was no reason to believe that the 3TG minerals necessary to the functionality of our products may have originated from a Covered Country or were not from recycled or scrap sources.

Source and Chain of Custody Due Diligence

Given the results of our RCOI, we engaged in additional due diligence on the source and chain of custody of the 3TG minerals necessary to the functionality of our products. As further described below, our due diligence conformed in all material respects to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) and related Supplements (“OECD Guidance”) for downstream companies.

As an integral part of our source and chain of custody due diligence, we have conducted supply chain surveys by requesting that our suppliers of component parts and raw materials used in our products (the “Covered Suppliers”) fill out the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”), which is an initiative founded by members of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative and was formerly named the Conflict-Free Sourcing Initiative. Responsible Minerals Assurance Process (“RMAP”), which was formerly called the Conflict-Free Smelter Program, of the RMI uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only minerals not benefitting armed groups in the Covered Countries. Further, we have requested certifications from each Covered Supplier regarding the truthfulness of its CMRT responses.

Company Management System

Our senior management established a 3TG minerals task force consisting of managerial level employees from our Purchasing Planning Team, Legal Department and Investor Relations Team along with outside consultants (the “Task Force”) to take the lead in formulating our Policy, implementing our Policy with our suppliers and us internally and conducting due diligence on our supply chain based on the OECD Guidance. The Task Force assigned roles and responsibilities to relevant internal teams and departments to implement our Policy and established a process for monitoring 3TG minerals in our supply chain.

Further to our efforts to more accurately identify the use of 3TG minerals in our supply chain, we implemented a conflict minerals management system (our “System”) for the overall management and coordination of our processes related to 3TG minerals, including verification of supplier data, immediate risk assessments and analyses of 3TG minerals usage statistics. The implementation of our System has enabled us to categorize and monitor our 3TG minerals usage by buyer and model, on a real-time basis, and to track 3TG minerals throughout our supply chain.

In 2014, the continuing roles and responsibilities of the Task Force were transferred to the Purchasing Group. Within the Purchasing Group, the Purchasing Planning Team sets overall strategy and response processes, and the frontline purchasing teams obtain and verify data from our suppliers. Our chief production officer and the head of the Purchasing Group review monthly status reports and remain highly involved in the management of our System, as does our chief executive officer who is briefed with status updates periodically.

In 2013 and 2014, we engaged with senior management and working level personnel of our direct Covered Suppliers as well as second- and third-tier suppliers to raise awareness of regulations applicable to the sourcing of 3TG minerals and to educate them on our Policy, as well as to share policy guidelines and updates on conflict minerals management in an effort to facilitate compliance on their part. Since 2015, we have conducted additional supplier education outreach to suppliers for whom we deemed such additional outreach was necessary.

The implementation of our System and our supplier education efforts have also contributed to the reliability and accuracy of the information we are able to garner from and about our supply chain. In their 2013 CMRT responses, our Covered Suppliers had listed a total of approximately 500 entities as smelters or refiners from which 3TG minerals were sourced, and we faced many challenges in identifying the smelters and refiners so listed because either we could not locate or otherwise verify the listed entity or the listed entity was located but was found not to be a smelter or refiner. In 2014, as a result of additional verification efforts by us and our suppliers, including direct communications with listed entities and requests for product-by-product level CMRT responses from our suppliers, we were able to rationalize the list to 247 smelters and refiners that we believed were operational and still in our supply chain as of December 31, 2014. In 2017, we were able to identify 240 smelters and refiners that we believed were operational and still in our supply chain as of December 31, 2017.

We have continued in our efforts to identify and monitor smelters and refiners and encourage them to receive verification as independently audited under the RMAP of the RMI. We have also established an action plan to address unaudited smelters and refiners; to improve the integrity and accuracy of the information in our 3TG minerals database; and to hedge our exposure to operational risks associated with 3TG minerals.

In furtherance of our Policy, we require all of our suppliers to agree to terms that reflect our Policy. In the case of Covered Suppliers who responded that they do not use 3TG minerals or that they source from smelters or refiners that have been verified as conformant with the RMAP’s assessment protocols (“RMAP-conformant”), we require that they covenant not to use 3TG minerals that directly or indirectly finance or benefit armed groups in the Covered Countries. We have also developed a supplier code of conduct and we encourage our suppliers to formulate their own 3TG policies and identify all smelters and refiners that supply 3TG minerals in their supply chains. To encourage compliance with our Policy, we have also made the reporting center, including the cyber reporting center, of our Administrative Office of Ethics available to our employees, suppliers and other stakeholders to report any alleged violations of our Policy on a confidential basis. In addition, with a view to efficiently and practically address applicable regulations, we continue to attend governmental and non-governmental forums and conferences, and actively participate in a consultation committee with our affiliates, LG Electronics, LG Chem and LG Innotek.

Supply Chain Risk Identification and Assessment

In their CMRT responses, our Covered Suppliers identified smelters and refiners that they listed as sources for the 3TG minerals contained in the component parts and raw materials they supply. We further checked whether any of these smelters or refiners were located in or near Covered Countries or areas suspected of transporting or sourcing 3TG minerals from Covered Countries. We utilized our System to perform immediate risk assessments on our Covered Suppliers’ 3TG mineral information and informed our Covered Suppliers of applicable risks. We continue to monitor the risk hedging activities of our Covered Suppliers.

Based on their CMRT responses, we assessed the risk associated with the Covered Suppliers, smelters and refiners and categorized each Covered Supplier into one of the following three categories:

•	No Risk: Supplier either (i) reported no 3TG minerals are contained in component parts or raw materials it supplies or (ii) reported it sources 3TG minerals only from RMAP-conformant smelters and refiners, and confirmed such 3TG minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries.

•	Low Risk: Supplier reported it sources 3TG minerals only from RMAP-conformant smelters but did not provide separate confirmation that such 3TG minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries.

•	High Risk: Supplier reported it sources 3TG minerals from smelters and refiners that were not independently audited under the RMAP.

Response Strategy to Identified Risk

To address the identified risks, we established a risk hedging plan with respect to suppliers in the High Risk category. Pursuant to the risk hedging plan, we instructed suppliers within the High Risk category to adhere to the following alternatives:

•	Require the non-conformant smelter or refiner to be independently audited under the RMAP;

•	Reroute sourcing of 3TG minerals to RMAP-conformant smelters and refiners;

•	Eliminate from their supply chain smelters or refiners that were not RMAP-conformant; or

•	Reroute sourcing to up-stream suppliers that source only from RMAP-conformant smelters and refiners.

We have historically selected suppliers which were in the High Risk category for additional due diligence. The selection criteria for these suppliers also included whether the supplier had a 3TG minerals policy of its own, the importance of the supplier to our production process (in terms of proportion of purchases), the extent to which the supplier sourced 3TG minerals from smelters and refiners that were not independently audited under the RMAP, the geographic location of the supplier and the geographic location of the smelters and refiners identified by the supplier. We have conducted on-site due diligence of these selected suppliers and examined their 3TG minerals management levels by reviewing the CMRT responses, 3TG minerals policies and internal processes of their up-stream suppliers. We have engaged in additional training and education with these selected suppliers on applicable regulations and how to improve their 3TG minerals management and we have assessed their improvements and grievances.

Third-party Independent Audit of Supply Chain

As a downstream company, there are many steps in the supply chain separating us from the mines, smelters and refiners that source the 3TG minerals contained in our products. With respect to smelters and refiners known to be in our supply chain, we make reference to independent third-party audits used by the RMAP to identify smelters and refiners that have systems in place to assure sourcing of only minerals not benefitting armed groups in the Covered Countries. We have not obtained an independent third-party audit of our own supply chain.

We will continue to support private and public efforts to encourage sourcing of 3TG minerals not benefitting armed groups in the Covered Countries.

Results of Source and Chain of Custody Due Diligence

We obtained CMRT responses from 100% of our approximately 280 Covered Suppliers, excluding suppliers no longer in our supply chain, as of December 31, 2017. We assessed the conformity and reliability of these CMRT responses, conducted risk analyses and compliance improvement activities, and provided regular progress updates to our chief executive officer and other relevant members of management. In addition, we implemented strict limitations on authorizing transactions with new suppliers where risks materialized. We believe that these efforts have driven the following results.

Based on the CMRT responses provided by our Covered Suppliers and our further due diligence to confirm the usage of 3TG minerals within our supply chain, we identified a total of 240 entities as smelters or refiners from which 3TG minerals were sourced. All of the 240 smelters and refiners we identified in 2017 were independently audited under the RMAP and designated as “conformant,” and there were no smelters or refiners that were (x) progressing towards completion of an independent audit under the RMAP and designated as “active” or (y) not independently audited under the RMAP (“non-participating”).

As a result of our source and chain of custody due diligence for the year ended December 31, 2017, we were able to confirm that 100% of the tantalum, tin, tungsten and gold smelters known to be in our supply chain as of December 31, 2017 were RMAP-conformant. We therefore found no reasonable basis for concluding that our sourcing of 3TG minerals necessary to the functionality of our products directly or indirectly financed or benefitted armed groups in the Covered Countries.

The following table sets forth the number of smelters and refiners in our supply chain by RMAP status and type of mineral.

Status of identified smelters and refiners	Tantalum	Tin	Tungsten	Gold	Total
Conformant	38	71	34	97	240
Active	—	—	—	—	—
Non-participating	—	—	—	—	—
Total	38	71	34	97	240
Total conformant ratio (%)	100%	100%	100%	100%	100%

Based on the information provided by our suppliers and our own due diligence efforts with known smelters and refiners through December 31, 2017, we believe that the facilities that may have been used to process the 3TG minerals in our products include the smelters and refiners listed in Annex I below.

Future Measures

As a responsible corporate citizen, in 2018, we will continue to seek to source all 3TG minerals in our supply chain from smelters and refiners that are RMAP-conformant or that have otherwise been verified under an independent third-party audit as sourcing only minerals not benefitting armed groups in the Covered Countries, and we intend to do so through the following measures:

•	Continue conducting due diligence of our supply chain and educating and training our Covered Suppliers in order to drive proactive measures by such suppliers;

•	Pursue voluntary participation in the RMAP by more smelters and refiners;

•	Continue information sharing and collaborative efforts with governmental and non-governmental entities and academia; and

•	Aim to eliminate from our supply chain and products the use of not only 3TG minerals that directly or indirectly finance or benefit armed groups in the Covered Countries, but also minerals from other conflict regions or regions where human rights violations are occurring.

Annex I

Conformant Smelters and Refiners

Mineral	Smelter or Refiner Name	Country
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States of America
Tantalum	RFH Tantalum Smeltery Co., Ltd./	China
Tantalum	Solikamsk Magnesium Works OAO	Russia
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	KEMET Blue Powder	United States of America
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	Power Resources Ltd.	Malta
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Alpha	United States of America
Tin	CV Gita Pesona	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China

Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Rui Da Hung	Taipei
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	PT Inti Stania Prima	Indonesia
Tin	CV Ayi Jaya	Indonesia
Tin	CV Dua Sekawan	Indonesia
Tin	CV Tiga Sekawan	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	PT O.M. Indonesia	Indonesia
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Kijang Jaya Mandiri	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China
Tin	Gejiu Jinye Mineral Company	China
Tin	PT Lautan Harmonis Sejahtera	Indonesia

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Kennametal Fallon	United States of America
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Hydrometallurg, JSC	Russia
Tungsten	ACL Metais Eireli	Brazil
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Daejin Indus Co., Ltd.	Republic of Korea
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	DSC (Do Sung Corporation)	Republic of Korea
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	OJSC Novosibirsk Refinery	Russia

Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russia
Gold	JSC Uralelectromed	Russia
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	LS-NIKKO Copper Inc.	Republic of Korea
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	Hong Kong
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Russia
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant”	Russia
Gold	PAMP S.A.	Switzerland
Gold	Prioksky Plant of Non-Ferrous Metals	Russia
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Samduck Precious Metals	Republic of Korea
Gold	Schone Edelmetaal B.V.	Netherlands
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia
Gold	Solar Applied Materials Technology Corp.	Taipei
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Republic of Korea
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland

Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Geib Refining Corporation	United States of America
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Republic Metals Corporation	United States of America
Gold	Singway Technology Co., Ltd.	Taipei
Gold	Al Etihad Gold LLC	United Arab Emirates
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	T.C.A S.p.A	Italy
Gold	Korea Zinc Co., Ltd.	Republic of Korea
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	AU Traders and Refiners	South Africa